THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION. THIS NOTE AND SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED AND SUCH FOREIGN JURISDICTION LAWS HAVE BEEN SATISFIED.

ARIA INTERNATIONAL HOLDINGS, INC.

PROMISSORY NOTE

Raleigh, North Carolina

September ___, 2009

1.          Principal. Aria International Holdings, Inc. (the “Company”), a Nevada corporation, for value received, hereby promises to pay to the order of Doug Vaughn (“Holder”) in lawful money of the United States of America at the address for notices to Holder set forth below, the principal amount of __________________ ($________), together with interest as set forth below.

2.          Interest and Maturity. The Company promises to pay interest on the unpaid principal amount from the date hereof until such principal amount is paid in full in an amount such that, if paid on the Maturity Date (as defined below) the aggregate amount payable by the Company to the Holder will equal the amount set forth in the column titled “Repayment Amount” beside the Holder’s name on Exhibit A to the Note and Warrant Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), or such lesser rate as shall be the maximum rate allowable under applicable law. Unless prepaid earlier as set forth below, all unpaid principal and unpaid accrued interest on this Note shall be due and payable on September 15, 2009 (the “Maturity Date”). This Note is entered into pursuant to the terms of the Purchase Agreement.

3.          Prepayment.      All unpaid principal and unpaid accrued interest of this Note may be prepaid without penalty, in whole or in part. Any prepayment of this Note will be credited first against accrued interest, then principal. Upon payment in full of the amount of all principal and interest payable hereunder, this Note shall be surrendered to the Company for cancellation.

4.          Attorney’s Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Holder.

5.	Defaults and Remedies.

5.1	Events of Default. An “Event of Default” shall occur hereunder if:

(i)        the Company shall default in the payment of the principal of this Note, when and as the same shall become due and payable; or

(ii)       the Company shall default in the payment of any interest on this Note, when and as the same shall become due and payable, including, without limitation, the aggregate amount payable by the Company to the Holder will equal the amount set forth in the column titled “Repayment Amount” beside the Holder’s name on Exhibit A to the Purchase Agreement; or

(iii)      the Company shall default in the due observance or performance of any covenant, representation, warranty, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof; or

(iv)      if the Company shall cease conducting operations in the ordinary course of business; or

(v)       if any of the following occurs: (i) any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, (ii) a sale, transfer or other disposition of all or substantially all the assets of the Company to an entity that is not controlled, directly or indirectly, by the stockholders of the Company; for purposes of this definition, “control” will mean ownership of more than fifty percent (50.0%) of the voting power of an entity or (iii) any transaction resulting in a change of control (other than an equity financing of the Company by venture capital firm(s) or other similar financial institutions that otherwise would result in such a change of control); for purposes of this definition, a “change of control” means that upon the close of a transaction (including, without limitation, any transaction to which the Company is not a party, including, without limitation, a share exchange and/or any transfer(s) of shares by one or more of the Company’s stockholders as of the date hereof) in which the stockholders of the Company immediately prior to the transaction hold less than fifty percent (50.0%) of the voting power of the resulting entity; or

(v)       if the Company shall commence any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; or

(vi)      if such proceedings are commenced against the Company, or a receiver or trustee is appointed for the Company or a substantial part of its property.

5.2       Acceleration. If an Event of Default occurs then the outstanding principal of and interest on this Note, the aggregate amount payable by the Company to the Holder will equal the amount set forth in the column titled “Repayment Amount” beside the Holder’s name on Exhibit A to the Purchase Agreement, shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived.

6.          Waiver of Notice of Presentment. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or any other right.

7.         Non-Waiver. The failure of the Holder to enforce or exercise any right or remedy provided in this Note or at law or in equity upon any default or breach shall not be construed as waiving the rights to enforce or exercise such or any other right or remedy at any later date. No exercise of the rights and powers granted in or held pursuant to this Note by the Holder, and no delays or omissions in the exercise of such rights and powers shall be held to exhaust the same or be construed as a waiver thereof, and every such right and power may be exercised at any time and from time to time.

8.         Governing Law. This Note is being delivered in and shall be construed in accordance with the laws of the State of North Carolina, without regard to the conflicts of laws provisions thereof.

9.          Amendment. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 9 shall be binding upon the Holder, each future Holder of the Note and the Company.

ISSUED as of the date first above written.

ARIA INTERNATIONAL HOLDINGS, INC.

By:  ________________________________________________

Name:	Michael A. Crosby
Title:	President and Chief Executive Officer

Address:	4821 29th Street North
Arlington, VA 22207